Exhibit 10.3

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”) is dated as of March 26, 2008 (the “Effective Date”) between MEDLINK TECHNOLOGIES, INC., a Mauritius corporation (“Licensor”), and TRANSAX INTERNATIONAL LIMITED, a Colorado corporation (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but nor otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement (as defined below).

R E C I T A L S

WHEREAS, Engetech, Inc., a Turks and Caicos corporation (the “Buyer”) and Licensee as Seller have entered into a Stock Purchase and Option Agreement dated as of March 26, 2008 (the “Stock Purchase Agreement”) providing for the purchase of at least 45% and potentially all of the common stock of Transax Limited, a Colorado corporation (the “Company”), which owns all of the isued and outstanding common stock of Medlink Conectividade Em Saude Ltda., a Brazilian corporation whose business is hereinafter referred to as the “Medlink Business;”

WHEREAS, the Stock Purchase Agreement contemplates that the Licensor will license all of its intellectual property (the “Licensed IP”) for exclusive use by Licensee in the Territory (as defined below); and

WHEREAS, Licensee desires to obtain the right and license to use the Licensed IP upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby covenant and agree that the foregoing recitals are true and correct and further agree as follows:

I.	DEFINITIONS

1.1       Definitions. All terms used but not defined herein, shall have the meaning set forth in the Stock Purchase Agreement. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Licensed IP” shall mean all intellectual property owned by Licensor, including, but not limited to, the items listed on Schedule 2.1 attached hereto and incorporated herein.

“Territory” shall mean anywhere in the world, except for (i) mainland countries in the Western Hemisphere south of the USA/Mexico border and (ii) Spain and Portugal.

II.	LICENSE GRANT

2.1       License Grant. Effective from and after the Effective Date, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a perpetual, irrevocable, exclusive, fully paid-up, royalty-free license throughout the Territory to use the Licensed IP to make, have made, import, use, offer for sale, promote, distribute and sell products, services and processes using the Licensed IP and to otherwise commercially exploit the Licensed IP. Such license includes, without limitation, the right to distribute and create derivative works from any copyrighted materials included in the Licensed IP and the right to use any trade secrets and know-how associated with the Licensed IP.

2.2       Copies. Licensee may make such number of copies of the applicable Licensed IP as is reasonably necessary to accomplish the permitted uses set forth in Section 2.1. All copies shall be subject to the terms and conditions of this Agreement.

2.3       Exclusion of All Other Rights. Except as expressly provided herein, Licensee is granted no rights or licenses whatsoever in or to the Licensed IP. Licensor hereby expressly reserves all rights and licenses not expressly granted in this Agreement. In particular and without limiting the foregoing, nothing in this Agreement will be deemed to convey to Licensee the legal title to any Licensed IP.

2.4       Right to Sublicense. Licensee shall be free to grant sublicenses to any Subsidiary or Affiliate of Licensee for so long as such Person remains a Subsidiary or an Affiliate of Licensee. Any such sublicense shall be subordinate to and conform to the terms and conditions of this License, and shall not include the right for such sub licensee to grant sublicenses to persons who are not also Subsidiaries or Affiliates of Licensee. Licensee shall also be free to grant sublicenses to persons who are not Subsidiaries or Affiliates of Licensee to the extent necessary to exercise its “have made” rights as provided in Section 2.1. Any such sublicense shall be subordinate to and conform to the terms and conditions of this License; shall not include the right for such sublicensee to grant sublicenses to other persons; and shall not include the right for such sublicensee to make, sell or distribute products made using the Licensed IP for such sublicensee’s own account or the account of any person other than Licensee or a Subsidiary or Affiliate of Licensee. In addition, Licensee shall require that any such sublicensee implement and maintain practices and policies sufficient to preserve the confidentiality of all Licensed IP provided to such sublicensee by Licensee, and Licensee shall be solely responsible, as between Licensee and Licensor, for any breach of confidentiality with respect to the Licensed IP by any such sublicensee. Except as expressly set forth in this Agreement, Licensee shall not, without the prior written approval of Licensor, which approval shall not be unreasonably withheld, delayed, or conditioned, sublicense or transfer in any way any Licensed IP.

2.5       Intellectual Property Notices and Markings. Licensee shall accurately produce and reproduce all Licensor intellectual property notices on all copies Licensee produces or reproduces of the Licensed IP. In no event shall Licensee remove any Licensor intellectual property notices from any materials.

2.6       Notice and Cooperation Respecting New Trademark Use. Licensee shall notify Licensor reasonably in advance of Licensee’s intention to commence a new use of any Trademark included in the Licensed IP in any jurisdiction, or in any international classification of use within any jurisdiction, in which such Trademark has not previously been registered. Licensor shall have the sole discretion to determine whether or not to apply for such registration, but a determination by Licensor not to apply for such registration shall not preclude Licensee from commencing such new use. Licensee shall cooperate with Licensor and take such actions as Licensor may reasonably request, including entering into a royalty-free, paid-up registered user agreement prior to commencing such new use, that Licensor may reasonably consider necessary or desirable to preserve and protect its rights in the Trademark under the applicable local law.

2.7       Technical Support. Licensor shall if requested provide technical support to Licensee for up to a period of 24 months from the effective date of this Agreement in respect of the Intellectual Property licensed. Technical support shall be made on the basis of normal commercial rates for such services.

III.	OWNERSHIP

3.1       Licensed IP. Licensee acknowledges and agrees that, as between the Parties and subject to the rights and licenses granted herein, Licensor is, and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world (including all intellectual property and other proprietary rights), in and to all Licensed IP, and any copies of the Licensed IP, whether made by or on behalf of Licensor or Licensee.

IV.	PROTECTION OF LICENSED TECHNOLOGY

4.1       Legal Action. Except as set forth below, Licensor shall maintain sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights in and to the Licensed IP.

4.2       Protection of Intellectual Property Rights.

(a)       Licensor and the Licensee shall cooperate to police diligently the Licensed IP. The Licensee shall promptly notify Licensor in writing of any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP of which it becomes aware.

(b)       Licensor shall have the primary right, but not the obligation, to bring and control any suits against any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP. Except as otherwise set forth below in this Section 4.2(b), Licensor shall be entitled to retain the entirety of any award arising from such suit brought by Licensor. Licensee agrees to cooperate with Licensor in any litigation or other enforcement action that Licensor may undertake to enforce or protect the Licensed IP pursuant to Section 4.2(a) and, upon Licensor’s request, to execute, file and deliver all documents and proof necessary for such purpose, including being named as a Party to such litigation as required by law. Licensee shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense. Licensee shall have no claim of any kind against Licensor based on or arising out of the Licensor’s handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and the Licensee hereby irrevocably releases Licensor from any such claim; provided, however, that Licensor shall not settle, compromise or voluntarily dispose of any such action, suit or proceeding in a manner that would materially restrict the rights or benefits of Licensee pursuant to this Agreement without the prior consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned. In the event Licensor elects not to exercise its right to bring suit to enforce or protect the Licensed IP, Licensee, upon prior written approval from Licensor, which shall not be unreasonably withheld, may bring such suit, and Licensor agrees to reasonably cooperate with Licensee, including being named as a party to such suit. If suit is brought by Licensor or Licensee pursuant to this Section 4.2(b), Licensee shall be entitled to receive that portion of any award or judgment based upon the actual damage to its Businesses directly resulting from such unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP

(c)       Each Party shall bear the costs, fees and expenses incurred by it in complying with the provisions of Section 4.2, including those incurred in bringing or controlling any such suits.

V.	REPRESENTATIONS AND WARRANTIES

5.1       Each Party hereto represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) it has the corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement and the transactions and other documents contemplated hereby have been duly authorized by all necessary corporate action, and (iii) this Agreement has been duly executed and delivered by the authorized officers of such Party, and constitutes a legal, valid and binding obligation of the Party, fully enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and general equitable principles.

VI.	INDEMNIFICATION

6.1       No Duty to Indemnify. Except as provided in the Stock Purchase Agreement, Licensor shall not under any circumstances, be obligated to indemnify, defend, or hold Licensee, its Affiliates, or their respective representatives, officers, directors, stockholders, employees, or agents (the “Licensee Parties”), harmless from any liability, claims, demands, causes of action, judgments, damages, or expenses (including reasonable attorneys’ and experts’ fees and costs) which the Licensee Parties may incur or become liable for as a result of Licensee’s and its sublicensees’ use of the Licensed IP in accordance with this Agreement.

6.2       Licensee’s Duty to Indemnify. Licensee shall indemnify, defend, and hold Licensor, its Affiliates, and their respective representatives, officers, directors, stockholders, employees, and agents (the “Licensor Parties”),harmless from any and all liability, claims, demands, causes of action, judgments, damages, and expenses (including reasonable attorneys’ and experts’ fees and costs) which the Licensor Parties may incur or become liable for as a result of claims by any Person to the extent arising from Licensee’s and its sublicensees’ use of Licensed IP; provided, however, that Licensee shall not be obligated to defend or hold harmless any Licensor Parties in the event that such claims, demands, causes of action, judgments, damages and, expenses arose out of willful misconduct, gross negligence, or bad faith by any Licensor Parties.

6.3       Indemnification Procedure. Promptly after receipt by the indemnified party of notice of any action, proceeding, claim, or potential claim (any of which is hereinafter individually referred to as a “Claim”) which could give rise to a right to indemnification hereunder, the indemnified party shall give the indemnifying party written notice describing the Claim in reasonable detail, along with copies of any correspondence, court papers, or other writings setting forth the Claim. The indemnifying party shall have the right, at its option, to take over responsibility for the defense or settlement of the Claim, at its own expense and by counsel of its own selection. The indemnified party shall reasonably cooperate with the indemnifying party and its counsel in the defense and/or settlement of any such Claim. If the indemnifying party takes over the defense of the Claim, the indemnified party shall have the right, at its own expense, to participate in the defense of such Claim. The indemnifying party shall not enter into any settlement with respect to such Claim without the indemnified party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In the event that the indemnifying party shall decline to take over the defense of the Claim, the indemnified party shall have the right to assume the defense of the Claim and to resolve the Claim as it finds appropriate, in its reasonable opinion; provided, however, that the indemnified party shall not enter into any settlement with respect to such Claim without the indemnifying party’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. In the event it is ultimately determined that the Claim in fact is covered by the indemnification provisions under Section 6.2 of this Agreement, the indemnified party shall be entitled to recover from the indemnifying party as provided in Section 6.2.

VII.	LIMITATIONS ON LIABILITY

7.1       Disclaimer of Consequential and Special Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY NOR ANY RELATED ENTITY THEREOF SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY, ANY RELATED ENTITY THEREOF OR ANY OTHER THIRD PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER A PARTY OR ANY RELATED ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

VIII.	CONFIDENTIALITY

8.1       The Parties agree that all information which is communicated from time to time by them to each other and their respective Affiliates, agents, attorneys, accountants, and employees in connection with this agreement (whether oral, electronic or written of any kind or nature), or which is confidential and proprietary to the person disclosing the same or which is technical confidential information belonging to one Party that was already in the possession of the other Party as of the Effective Date shall be deemed secret and confidential (“Confidential Information”). The Parties agree that the Confidential Information received by them from the other will be maintained in confidence and that the same will not be disclosed to or used by any person, firm, or entity except their own agents and employees, subcontractors or distributors hereunder who need to know and/or use such Confidential Information for the purposes of this Agreement. Any such person given access to Confidential Information shall be subject to confidentiality provisions by agreement with Licensor or Licensee no less restrictive than those set forth herein. If either Party is required by law to disclose any Confidential Information it has received, it will take reasonable efforts to minimize the extent of any required disclosure and to obtain an undertaking from the recipient to maintain the confidentiality thereof. Either Party must promptly inform the other Party of any information it believes comes within the circumstances in the immediately preceding sentence. Each Party will cooperate with the other Party, at the other Party’s expense, in seeking to maintain the confidentiality of such Confidential Information. Each Party’s obligations under this Section 8 shall terminate, with respect to any particular information, five years after the date of disclosure of such information; provided, however, that each Party’s obligations under this Section 8 with respect to any technical information that the providing Party protects as a trade secret shall be kept confidential for five years or such longer period as such information has not become publicly and readily available in the marketplace to third Parties without being subject to confidentiality protections.

8.2       Marking. All Confidential Information communicated under this Agreement in writing shall be marked by the disclosing party with a conspicuous legend, marking or stamp as Confidential Information. Confidential Information communicated in non-written format shall be identified by the disclosing Party as confidential at the time of such communication and promptly thereafter reduced to writing and marked as Confidential Information by the disclosing Party. The Parties agree that the trade secrets and know-how included in the Licensed IP shall be treated as Confidential Information regardless of whether such trade secrets and know-how are marked, stamped or otherwise identified as confidential.

8.3       Exceptions. Nothing in this Section 8 shall require the recipient Party to hold in confidence or otherwise protect from unauthorized use of disclosure any information that: (i) is known to the recipient at the time of receipt; or (ii) is or becomes publicly available through no wrongful act of the recipient; or (iii) is rightfully received by the recipient from a third Party without restriction and without breach of any agreement; or (iv) is independently developed by the recipient without breach of this Agreement; or (v) is furnished by the disclosing Party to a third Party without restriction.

IX.	MISCELLANEOUS

9.1       Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the Party as shall have been previously specified in writing to the other Party) with follow-up copy by reliable overnight courier service the next Business Day:

if to Licensor:

Medlink Technologies, Inc.

80 Raffles Place

#16-20 UOB Place 2

Singapore 048624

Facsimile No.: 011-65-6438-1332

Attention: Shelmin Wong

and

if to Licensee:

Transax International Limited

5201 Blue Lagoon Drive, 5th Floor

Miami, Florida 33126

Facsimile No.: (305) 629-3092

Attention: Stephen Walters, President and CEO

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (local time, place of receipt) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

9.2       Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each Party. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3       Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9.5       Entire Agreement. This Agreement, the Stock Purchase Agreement and the other Ancillary Agreements constitute the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties, oral and written, with respect to the subject matter hereof.

9.6       Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO.

9.7       Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.8       Assignment. This Agreement may not be assigned by any Party hereto without the written consent of the other Party; provided, however, that each Party may assign this Agreement to a purchaser of substantially all of the Party’s shares or assets or to that Party’s parent, controlled subsidiary or controlled affiliate, provided that such purchaser agrees to be bound by all of the terms and conditions of this Agreement. No assignment shall relieve either Party of any of its rights and obligations hereunder. The granting of a security interest in this Agreement or Licensee’s rights under this Agreement, in the nature of a conditional assignment or otherwise, shall not be construed to violate this provision; nor shall it violate this provision for any secured party to exercise it rights under any agreement relating to such security interest.

9.9       Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

9.10     Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.11     Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that such restriction may be enforced to the maximum extent permitted by law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

9.12     Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.13     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

9.14     Interpretation. Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRANSAX INTERNATIONAL LIMITED

/s/ Stephen Walters

By: “Stephen Walters”

Name: Stephen Walters

Title: President, Chief Executive Officer,

MEDLINK TECHNOLOGIES INC.

/s/ Stephen Walters

By: “Stephen Walters”

Name: “Stephen Walters

Title: President

LICENSED INTELECTUAL PROPERTY AS OF (27th Nov, 2006)

SCHEDULE 2.1

APPLICATIONS:

Software Name	Description	Version 31Mar03	Issue Date	File Name
PROVIDER SOLUTIONS:
Hypercom POS Software	MedLink software written to T7P Hypercom terminal.	04M	26 Mar 2003	Medlink_04m
Hypercom POS Software (Medlink)	MedLink software written to T7P Hypercom terminal. By Medlink	3.01	30 Out 2006	MedlinkHypercon301
MEDLINK (Dione POS Software)	MedLink software written to XCHEQUER and EXCELSIOR Dione terminal.	2.14	26 Feb 2003	Medlink_ver214
PEC	Precompiler for EXTA-C language. Used for the Dione terminal development.	1.0	Mar 1999	Pec_v100
MEDLINK PC	- MedLink software written to PC (Win 9X) - dedicated (TCP/IP)	3.07	21 Feb 2006	MedlinkPC307

Schedule 2.1 - Page 1

MEDLINK SERVER (Server 60 Procedures) - NFM	Background MedLink software for multiple clients written for Win NT workstation, Win 2000 professional and Win 9X. Works with 60 procedures. - Process transactions in NFM format.	5.37	18 Sep 2006	MedlinkServer537
MLab 60 Procs (Client Emulator 60 Procedures)	Client Software used for testing the Server (PCNet).	1.01	11 Oct 2006	MLab_60Procs101
MEDLINK FONE (URA)	Services code used to make the communication between Embratel’s IVR (Ura) and MedLinkServer - systems.	5.06	27 Jun 2006	MedNet_URA_506
MEDLINK WEB	MedLink system in internet environment. Production	4.2	10 Nov 2006	WebSetup42
MEDLINK WEB Services access

Access to Medlink system using Web Services

Client (capture) to WS (NFM) .................................

WebService (NFM) ...................................................

Client (capture) to WS (ISO) ....................................

WebService (ISO) ......................................................

		2.1 1.0 1.1 1.0	13 Nov 2006 17 Oct 2006 13 Nov 2006 13 Nov 2006	SetupClienteWS_2.1 MedlinkViaServicoWeb SetupClienteIsoWS_2.1 MedlinkIsoViaServicoWeb

Schedule 2.1 - Page 2

NETWORK CONTROLLER :
Source Nodes:	Source Node used for processing provider’s solutions in Postilion Software.	-	-
NODE NFM	Process transactions in NFM (tag SML) format.	1.19	n/a	MedLink Node (NFM)_v1.19
NODE TRANSLATE	Process transactions converting them from ISO format to NFM format.	1.9	n/a	MedLink Node (Translate)_v1.9
CLEAN EB NFM (Sink Node)	Postilion Sink Node used to interface with all authorizors.	2.1	n/a	CleanEB(NFM)_v2.1
CADASTRO DE TERMINAIS (Terminal configuration)	Software responsible for Postilion terminal configuration.	1.0	n/a	CadastroTerminais_v1.0
SHELL	Interface software used to receive transactions from the Postilion Sink Node and send to authorizers.	1.26	08 Nov 2006	I_INTERF_NFM_1.26
SMO	Supporting system of operation	1.0	Out 2006

Schedule 2.1 - Page 3

AUTHORIZER

Medlink Authorizer	Core Software of the Authorizer software
HIPPA Authorizer	Variation of Medlink Authorizer made for USA HIPPA operations

Schedule 2.1 - Page 4

DOCUMENTATION

Doc Name	Description	Version	Issue Date	File Name
PROVIDER SOLUTIONS:
Medlink Solution Specification	General description of medlink solution. Defines card format, POS keyboard layout and transaction integrity.	2.1	12 Mar 2004	MedLinkEspecSol.doc (Hypercon)
Basic Ticket Format	Describes the data that have to be printed in the MedLink Ticket for all kind of transactions.	2.5	26 Nov 2002	MedLink_Boleto.doc
MedLink Message Interface (NFM)	Describes the data format and data content that flow in the MedLink communication messages in the NFM NODE.	7.5	27 Oct 2006	ISO_MedLink_NFM.doc
MedLink Message Interface (translate)	Describes the data format and data content that flow in the MedLink communication messages in the translate NODE.	4.0	14 Apr 2005	Isomednet_Dione_PC_Srv60.doc
Initialization Tables for MedLink System	Describes how the initialization transaction works and which are the configuration data downloaded in the terminal (required to its operation). - NFM	7.2	30 Oct 2006	InitMedlink_NFM.doc

Schedule 2.1 - Page 5

Transaction Flow for the Medlink System	Describes the data entry required to each transaction and the configuration data inputted by the user.	2.4	19 Feb 2003	MedLink_FlxDados.doc
Ticket 3.1	Hypercom low-level specification for T7P printer ticket format.	3.1	n/a	Ticket 3.1.xls
Denied Trans 5(0).0	Hypercom low-level specification for T7P denied transactions display.	5.0	n/a	Denied Trans 5(0).0.xls
Medlink Trans 7[1].1	Hypercom low-level specification for T7P data entry display.	7.1	n/a	Medlink Trans 7[1].1.xls
Espec para cliente server 60 procs	Describes the interface between the server (PC Net) and the provider’s application. This doc is used by the providers to make their application communicate with MedLink server.	4.31	14 Apr 2005	Espec para cliente server 60 procs.doc
Proj MedLink sevrer 60 procs	Describes the architecture of the MedLink Server (PCNet).	1.0	n/a	prj medlink server 60 procs.doc
Projeto de Parametrização de Transações POS-Hypercon	Describes the internal architecture of the NEW Hypercom POS Software (Medlink).	2.6	11 Nov 2006	Projeto de parametrização de transações.doc

Schedule 2.1 - Page 6

NETWORK CONTROLLER:
Shell_NFM_Prj	Describes the project of Shell_NFM	1.0	n/a	Shell_NFM_Prj.doc FE_ROTAS_E_FORMATOS_CAMED
MedNet Terminal Interface Functional Specification	Describes the implementation of the MedNet Source Node.	2.1	Dec 2000	fs_mednet.doc
Interface de cadastro de terminal.	Describes the data format of the files used to configure electronically the Postlion DB with terminals.	n/a	Nov 2002	cad_term_layout_PC.xls cad_term_layout_POS.xls cad_term_layout_URA.xls cad_term_layout_LAB.xls cad_term_layout_POS Camed.xls cad_term_layout_tabelas.xls
Topologia da Rede MedLink	Describes the architecture of MedLink network, including computers, IP’s, partners, link’s, routers, etc.	n/a	nov 2002	TDS_02 (Restrito).doc TDSTop20122002_A0.VSD

Schedule 2.1 - Page 7

AUTHORIZER

MedLink Authorizer	Describes the architecture of MedLink authorizer and mode of operation etc.

Schedule 2.1 - Page 8